SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

  NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT
                               COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: FRANKLIN FLOATING RATE MASTER TRUST
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

777 MARINERS ISLAND BOULEVARD, SAN MATEO, CA 94404
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Telephone Number (including area code):  (650) 378-2000
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Name and address of agent for service of process:

MURRAY L. SIMPSON, 777 MARINERS ISLAND BOULEVARD, SAN MATEO, CA 94404
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                     Copies to: Merrill R. Steiner, Esq.
                     Stradley, Ronon, Stevens & Young, LLP
                     2600 One Commerce Square
                     Philadelphia, PA 19103-7098

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A:   YES [x]   NO [ ]



Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in San Mateo, California, on the 23rd day of March, 2000.

                              FRANKLIN FLOATING RATE MASTER TRUST


Attest:                             By:
       David P. Goss                      Murray L. Simpson
       Assistant Secretary                Vice President